                                                                    EXHIBIT 12.1

                                            FISCAL YEAR ENDED THE LAST SATURDAY IN DECEMBER                16 WEEKS ENDED
                                       1997          1998         1999         2000         2001    APRIL 21, 2001  APRIL 20, 2002
                                     ---------     ---------    ---------    ---------   ---------  --------------  --------------
                                                      (IN THOUSANDS OF DOLLARS)

Earnings:
   Pretax income                     $  82,685     $(598,202)   $ (62,581)   $(200,889)  $  62,799     $  27,209     $  41,220
   Fixed charges, net                  197,923       195,956      193,263      198,413     184,166        62,290        57,132
                                     ---------     ---------    ---------    ---------   ---------     ---------     ---------
Total earnings                       $ 280,608     $(402,246)   $ 130,682    $  (2,476)  $ 246,965     $  89,499     $  98,352

Fixed charges:
   Interest expense                  $ 162,506     $ 161,581    $ 165,180    $ 174,569   $ 165,534     $  57,502     $  50,413
   Portion of rental charges
    deemed to be interest               35,050        33,948       27,626       23,331      18,134         4,604         6,282
   Capitalized interest and debt
    issuance cost amortization           1,186           604        1,117        2,051       7,950           409         2,990
                                     ---------     ---------    ---------    ---------   ---------     ---------     ---------
Total fixed charges                  $ 198,742     $ 196,133    $ 193,923    $ 199,951   $ 191,618     $  62,515     $  59,685

Deficiency                                         $ 598,379    $  63,241    $ 202,427

Ratio of earnings to
   fixed charges                          1.41         (2.05)        0.67        (0.01)       1.29          1.43          1.65

                            FISCAL YEAR ENDED THE LAST SATURDAY IN DECEMBER
                                    1999         2000         2001
                                  --------     --------     --------
                                      (IN THOUSANDS OF DOLLARS)

Total adjusted earnings           $261,757     $306,279     $341,071
Total fixed charges               $193,923     $199,951     $191,618

Adjusted ratio of earnings to
   fixed charges                      1.35         1.53         1.78